EXHIBIT 99.1

The CTLM is a New and Unique Imaging Technology Best Described as 'Diffuse Optical Tomography' (DOT)

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Imaging Diagnostic Systems, Inc., (IDSI) (OTCBB:IMDS) a pioneer in optical breast imaging announced that it has received notification from the Food and Drug Administration (FDA) that the review of the company's Section 510(k) pre-market notification application of its CTLM system has been completed and categorized as a Class III device requiring a Premarket Approval application. The FDA determined that the CTLM device “is not substantially equivalent to devices marketed in interstate commerce prior to May 28, 1976, or to any device which has been reclassified into a class I (General Controls) or class II (Special Controls) or to any device found to be substantially equivalent through the 510 (k) process. The FDA concluded that the CTLM device is classified by statute into a Class III device which requires a Premarket Approval (PMA) application. The company has begun the process to submit a PMA application to the FDA.

Linda Grable Chairman and CEO of IDSI commented that: “The FDA conclusions are somewhat disappointing but also very encouraging. In that, on the one hand, we are disappointed that the FDA found more dissimilarities rather than similarities between CTLM, MRI and CT. Even though CTLM has its technological roots deeply based on both CT and MRI imaging theory. However, on a very positive note, after years of developing a truly unique and non-invasive breast imaging technology, we are finally being recognized as 'Diffuse Optical Tomography.' As a new and maybe the first DOT imaging device to seek FDA approval, we are now more dedicated to meeting all of the FDA approval requirements as quickly as possible.”

Dr. J. Cisneros, Head of Clinical Research for IDSI states that: “We are most encouraged by our international clinical study results. Especially, when dealing with Heterogeneous and Extremely Dense Breast (approximate 40-50% of the female population). We know that CTLM has a higher sensitivity in finding breast cancer (in Extremely Dense breast) when compared to x-ray based mammography. In addition, the CTLM examination is performed without having to employ breast compression, radiation, or contrast injections.”

About Imaging Diagnostic Systems, Inc.
The CTLM system is a laser based breast imaging system intended to provide the physician with physiological and clinical information non-invasively and without the use of ionizing radiation. The patient is positioned in the prone position comfortably on the scanning bed. The laser beam sweeps 360 degrees starting at the chest wall moving forward until the entire breast is scanned. The CTLM features 3-dimensional and Multi-planar views that display the distribution of blood supply within the vasculature structures of the breast. This information when interpreted by a trained radiologist can be useful in diagnostic determination. The CTLM system has received certification and licenses to sell internationally European CE marking, CMDCAS Canadian License, China SFDA, UL, ISO 13485:2003 and FDA export certification.

For more information, visit our website: http://www.imds.com.

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

Imaging Diagnostic Systems
Mike Addley, 954-581-9800